Exhibit 5.1

April 30, 2021

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Spirit Airlines, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (Registration No. 333-252989) (the “Registration Statement”) and the Prospectus Supplement, dated April 28, 2021 (the “Prospectus Supplement”), to the Prospectus, dated February 11, 2021, of Spirit Airlines, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”), relating to the issuance and sale today by the Company of 10,594,073 shares (the “Shares”) of its voting common stock, par value $0.0001 per share (the “Common Stock”). The Shares are being issued and sold pursuant to those certain share purchase agreements, dated April 28, 2021 (each, a “Share Purchase Agreement”), by and among the Company and the purchasers of the Shares named therein (the “Purchasers”).

As used herein, the following terms shall have the following meanings: The term “DGCL” means the General Corporation Law of the State of Delaware, as in effect on the date hereof. The term “Securities Act” means the Securities Act of 1933, as amended.

In arriving at the opinions expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of each Share Purchase Agreement, (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company and other persons as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and other persons delivered to us and the representations and warranties contained in or made pursuant to each Share Purchase Agreement and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions.

Spirit Airlines, Inc.	2	April 30, 2021

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies, (iv) the legal capacity of all natural persons executing documents, (v) that, upon the issuance of the shares of Common Stock, the shares of Common Stock will be uncertificated and that the statements required by Section 151(f) of the DGCL will be furnished in accordance with the DGCL, and (vi) that, upon the issuance of the Common Stock, such issuance will be duly recorded in the stock ledger of the Company.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been duly authorized and that, when the Shares have been issued by the Company and delivered against payment therefor in accordance with each Share Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable under the DGCL.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the DGCL, each as in effect on the date hereof, and we do not express any opinion herein concerning any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on April 30, 2021, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP